Contact Information: CCG Elite Crocker Coulson, President / Leslie Richardson, Financial Writer Tel: +1-310-231-8600 Email: crocker.coulson@ccgir.com / leslie.richardson@ccgir.com	China Precision Steel Leada Li, CFO Email: leadali@biznetvigator.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces Fiscal 2007 Year End Results

■  Fiscal 2007 revenue climbs 55% year-over-year

SHANGHAI, China, October 16, 2007 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced its financial results for the year ended June 30, 2007.

Full Year 2007 Highlights
■	Revenue increased 55% to $54.0 million
■	Volume of precision steel sold increased 59% to 67,021 metric tons
■	Gross profit increased 50% to $15.0 million from 2006
■	Newly launched export program accounted for 8.6% of revenues in fiscal 2007
■	New cold-rolled mill currently operating at 40% capacity

“We are happy to report strong growth in sales and gross profit during our 2007 fiscal year, which was the result of increased production capacity supported by strong demand for our precision steel products,” commented Dr. Wo Hing Li, Chairman and CEO of China Precision Steel. “Our new mill is currently operating at a 40% utilization rate and we intend to begin construction of our third mill in early 2008. We were also successful in expanding our market share, as our products are highly competitive with an average cost that is lower than our international competitors.”

Full Year 2007 Results

Revenue for fiscal 2007 increased 54.7% to $54.0 million from $34.9 million in fiscal 2006. Revenue growth was driven by increased volume of precision steel products to 67,021 tons in fiscal 2007, up 59.0% from 42,160 tons in fiscal 2006. High carbon and low carbon products accounted for 54% and 42%, respectively, compared to 62% and 38%, respectively, in fiscal 2006. Export sales to the Philippines and Thailand totaled $4.7 million, accounting for 8.6% of total sales.

Gross profit was $15.0 million, up 50.5% from $10.0 million a year ago. Gross margin was 27.9% in 2007 compared to 28.6% in 2006. Gross margin was impacted by higher raw materials costs and amortization costs associated with the addition of a second mill in August 2006.

Operating expenses were $5.9 million, up 788% from $667,989 in fiscal 2006 primarily due to a $3.8 million provision for doubtful accounts recorded as a partial reserve against advances to suppliers where the goods ordered were not received within ninety days. The Company did not record a provision for bad debts in fiscal 2006.

Selling expenses were $245,695 or 0.5% of revenue, up from $122,220 or 0.4% of revenue, in fiscal 2006. The increase in selling expenses was primarily due to higher transportation expenses resulting from a broader customer base, including exports, as well as an increase in order frequency.

General and administrative (“G&A”) expenses were $1.9 million, or 3.5% of revenue, up 269% from $505,764, or 1.4% of revenue, in fiscal 2006. The increase in G&A was chiefly due to increases in the amortization of intangible assets, listing fees relating to the Company’s admission to the NASDAQ Capital Market and associated expenses.

Operating income for 2007 was $9.1 million down slightly from $9.3 million in 2006.

Net income for fiscal 2007 was $8.3 million, down 1.3% from $8.4 million in fiscal 2006. Fully diluted earnings per share in fiscal year 2007 were $0.29 compared to fully diluted earnings per share of $0.35 in fiscal year 2006.

Financial Condition

As of June 30, 2007, China Precision Steel had $5.5 million in cash, $22.9 million in long-term debt and notes payable and $14.6 million in working capital. Cash flow from operating activities was $2.9 million for fiscal year 2007. Total stockholders’ equity stood at $51.1 million compared to $11.7 million as of June 30, 2006.

Business Outlook

China Precision Steel has two mills in production with current annual capacity as of June 30, 2007 of 115,000 metric tons. The Company’s second mill began production at the end of 2006 and has total annual production capacity is 150,000 metric tons. The mill is currently operating at 40% capacity and is expected to reach 50% capacity by the end of 2007 and full capacity by the end of 2009. In 2008, China Precision Steel intends to commence construction of a third reversing mill with capacity of 150,000 metric tons and production width of 1700 mm. The primary focus of the two new mills will be on higher margin high carbon, cold-rolled steel products and more complex precision steel products. The Company intends to purchase a new hydrogen annealing furnace and a new 1700 mm cold roll mill for a total investment of $18 million.

“We are creating a dominant position in China for ultra-thin precision steel. Currently we produce over 40 high precision steel products with over 100 specifications and we remain focused on broadening the number of precision steel products,” concluded Dr. Li. “We are also looking to increase our penetration into Guangdong Province where there is a concentration of light industries, and in the Northeastern region of China where there are a number of automotive manufacturing companies.”

Annual Shareholders Meeting

China Precision Steel will hold its Annual Meeting of Shareholders on Monday, November 12, 2007 at 10:30 am, Eastern Time, at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, 599 Lexington Avenue, New York, New York 10022. The record date for the Annual Meeting is September 28, 2007 and all shareholders of record at the close of business on that day will be entitled to vote at the Annual Meeting.

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment, and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin and high-strength (0.03 mm to 7.5 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. The Company’s operations are primarily located in China, with sales to Southeast Asia and Africa. For more information please visit www.chinaprecisionsteelinc.com.

Conference Call

China Precision Steel will host a conference call on Wednesday, October 17, 2007 at 9:00 a.m. ET to discuss 2007 year end results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-800-8648. International callers should dial 617-614-2702. When prompted by the operator, mention conference passcode 35045639. If you are unable to participate in the call at this time, a replay will be available for seven days starting on Wednesday, October 17, 2007 at 11:00 a.m. ET. To access the replay, dial 888-286-8010 and enter the passcode 93096615. International callers should dial 617-801-6888 and enter the same passcode 93096615. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at the Company’s website www.chinaprecisionsteelinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90 day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

 - Financial Tables Follow -

China Precision Steel, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	June 30,
	2007	2006
Assets
Current assets
Cash and equivalents	$5,504,862	$186,955
Accounts receivable, Trade, net of allowances of $273,461and $138,837at June 30, 2007 and 2006, respectively	8,242,044	13,399,003

Other	85,708	69,913
Inventory	15,723,704	6,283,910
Deposits	82,758	75,575
Advances to suppliers, net of allowance of $3,502,184 and
$0 at June 30,	11,699,918	3,138,759
Total current assets	41,338,994	23,154,115
Property and equipment
Land use rights	1,124,583	-
Property and equipment, net	29,238,227	8,664,417
Construction-in-progress	10,355,763	13,752,954
	40,718,573	22,417,371
Goodwill	99,999	-
Total assets	$82,157,566	$45,571,486

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$4,855,932	$1,801,466
Advances from customers	1,720,812	1,859,773
Other taxes payables	816,553	862,914
Current income taxes payable	1,892,866	-
Deferred income taxes payable	1,064,028	1,535,204
Amounts due to directors	408,620	5,896,943
Current portion of long-term debt	6,163,445	8,918,939
Notes payable	9,842,520	9,862,672
Total current liabilities	26,764,776	30,737,911

Long-term debt, net of current portion shown above	6,878,714	3,152,415
Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares
authorized, no shares outstanding at June 30, 2007 and 2006
Ordinary stock: $0.001 par value, 62,000,000 shares
authorized, 37,378,143 and 24,283,725 issued and
outstanding June 30, 2007 and 2006	37,378	24,284
Additional paid-in capital	31,867,063	1,375,716
Accumulated other comprehensive income	2,192,160	745,583
Retained earnings	17,008,238	9,535,577
Total stockholders' equity	51,104,839	11,681,160
Amounts due from directors	(2,590,763)	-
Total liabilities and stockholders' equity	$82,157,566	$45,571,486

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Years Ended June 30, 2007 and 2006

	2007	2006
Revenues
Sales revenues	$53,960,243	$34,881,141
Cost of goods sold	38,925,987	24,892,154
Gross profit	15,034,256	9,988,987

Operating expenses
Selling expenses	245,695	122,220
Administrative expenses	1,863,994	505,764
Provision for bad debts	3,775,645	-
Depreciation and amortization expense	44,375	40,005
Total operating expenses	5,929,709	667,989

Income from continuing operations	9,104,547	9,320,998

Other income (expense)
Other revenues	103,388	-
Other expenses	(1,362)	-
Interest and finance costs	(312,222)	(271,693)

Total other income (expense)	(210,196)	(271,693)

Net income from continuing operations
before income tax	8,894,351	9,049,305

Provision for (benefit from) income tax
Current	1,892,866	-
Deferred	(471,176)	1,535,204

Total income tax expense	1,421,690	1,535,204

Net income before discontinued operations	7,472,661	7,514,101
Net income from discontinued operations	831,448	900,469

Net income	$8,304,109	$8,414,570

Basic earnings per share:
From continuing operations	$0.26	$0.31
From discontinued operations	$0.03	$0.04
Total	$0.29	$0.35
Basic weighted average shares outstanding	28,438,313	24,283,725
Diluted earnings per share:
From continuing operations	$0.26	$0.31
From discontinued operations	$0.03	$0.04
Total	$0.29	$0.35
Diluted weighted average shares outstanding	28,759,553	24,283,725

China Precision Steel, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years ended June 30, 2007 and 2006

	2007	2006
Cash flows from operating activities
Net Income	$8,304,109	$8,414,570
Adjustments to reconcile net income to net
cash provided by
(used in) operating activities
Depreciation	1,527,211	823,862
Less income from discontinued operations -
Oralabs, Inc	(831,448)	(900,469)
Provision for doubtful accounts	3,775,645	-
Warrants issued for consulting	447,993	-
Net changes in assets and liabilities:
Accounts receivable, net	5,523,369	(6,790,827)
Inventories	(9,133,893)	(4,018,854)
Advances to suppliers	(10,677,692)	(1,440,047)
Deposits	(3,504)	(75,575)
Accounts payable and accrued expenses	2,966,771	435,337
Advances from customers	(229,495)	1,296,647
Deferred income taxes	(471,176)	1,135,204
Current income taxes	1,892,866	-
Taxes payable	(188,367)	670,313
Net cash provided by operating activities	2,902,389	(449,839)

Cash flows from investing activities
Purchase of goodwill	(99,999)	-
Purchases of fixed assets including
construction in progress	(9,896,145)	(10,049,870)
Net cash (used in) investing activities	(9,996,144)	(10,049,870)

Cash flows from financing activities
Advances to Directors, net	(7,610,426)	(1,763,994)
Notes payable proceeds	10,040,633	13,245,762
Repayments of notes payable	(10,157,728)	(4,251,719)
Proceeds from sale of common stock	19,326,878	-

Net cash provided by financing activities	11,599,357	7,230,049

Effect of exchange rate	812,305	323,289

Net increase (decrease) in cash	5,317,907	(2,946,371)

Cash and cash equivalents, beginning of year	186,955	3,133,326

Cash and cash equivalents, end of year	$5,504,862	$186,955
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